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                                                                   Exhibit 10(f)

                             P.H. GLATFELTER COMPANY
                      SUPPLEMENTAL MANAGEMENT PENSION PLAN
             (formerly the Plan of Supplemental Retirement Benefits
                          for the Management Committee)

INTRODUCTION

          The P.H. Glatfelter Company ("the Company") hereby establishes, effective as of April 23, 1998, the P.H. Glatfelter Company Supplemental Management Pension Plan (the "Plan") to provide certain supplemental retirement benefits to management employees of the Company who do not participate in the Company's Supplemental Executive Retirement Plan (the "SERP"), which was amended and restated in its entirety effective as of April 23, 1998. This Plan replaces the Plan of Supplemental Retirement Benefits for the Management Committee.

          The Plan consists of two benefits. The first benefit is the "Management Incentive Plan Adjustment Supplement" as contemplated by Section 8 of the Company's Management Incentive Plan adopted as of January 1, 1994 and amended and restated effective December 18, 1997. This benefit is intended to supplement the basic monthly retirement pension payable under the tax-qualified P.H. Glatfelter Company Retirement Plan for Salaried Employees (the "Retirement Plan"), to compensate for the fact that incentive awards under the Management Incentive Plan which a management employee elects to defer in accordance therewith are not included as part of his compensation taken into account in determining his Retirement Plan benefit.

          The second benefit is a 3-year Early Retirement Supplement which may be provided to certain management employees who elect to retire early, and who are not eligible to receive the Final Average Compensation Pension under the SERP.

          The Plan will be administered by the Employee Benefits Committee of the Company's Board of Directors (the "Committee"), except for the determinations contemplated by Section 3 of this Plan, which shall be made the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").


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          It is intended that the Plan will satisfy the requirements of an unfunded "top hat" deferred compensation plan as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Consequently, participation shall be limited to individuals who, in the determination of the Committee, are management employees or who are highly compensated employees for purposes of the foregoing provisions of ERISA.

          The Company therefore adopts the following Supplemental Management Pension Plan effective as of April 23, 1998:



     1.   Management Incentive Plan Adjustment Supplement

          (a) Subject to the following sentence and Section 3, each management employee of the Company or The Glatfelter Pulp Wood Company who is a participant in the Company's Management Incentive Plan, as adopted as of January 1, 1994 and amended and restated December 18, 1997, or any successor (the "MIP"), shall be eligible to receive the Management Incentive Plan (MIP) Adjustment Supplement in accordance with this Section 1. Notwithstanding the foregoing, no management employee shall be eligible for the MIP Adjustment Supplement who is also a participant in the P.H. Glatfelter Company Supplemental Executive Retirement Plan, as amended and restated April 23, 1998 (the "SERP").

          (b) The Company (or The Glatfelter Pulp Wood Company with respect to employees thereof) will supplement the basic monthly retirement pension payable under the P.H. Glatfelter Company Retirement Plan for Salaried Employees (the "Retirement Plan") with respect to an eligible management employee who retires or terminates employment with the Company and all affiliates with an early, normal, late, or deferred vested retirement pension ("Retirement Pension") from the Retirement Plan (a "Participant" or "Management Participant"). Subject to subsection (c) in the case of a Participant who terminates employment with a deferred vested Retirement Pension, the amount of the Supplement shall be equal to the difference, if any, between the basic monthly Retirement Pension payable with respect to him under the Retirement Plan and the basic monthly Retirement Pension which would have been payable under the Retirement Plan if the Participant's compensation or earnings taken into account



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in determining his Retirement Pension had not been reduced by incentive awards under the MIP, or any successor, which were deferred at his election in accordance with paragraph 7(a) of the MIP, or any similar successor provision or plan.

          (c) In the case of a Participant who terminates employment with the Company and all affiliates on or after April 23, 1998 entitled to a deferred vested pension benefit from the Retirement Plan (but not an early, normal or late retirement pension), there shall not be taken into account in determining the amount of his MIP Adjustment Supplement any incentive awards earned with respect to service on or after January 1, 1999 which are deferred at his election in accordance with the MIP or any similar successor plan.

          (d) The MIP Adjustment Supplement shall be paid, beginning at the same time and over the same period as the payment of benefits to the Participant from the Retirement Plan, as elected by the Participant with respect to the Retirement Plan. If the Participant's Retirement Pension is paid other than in the form of a single life annuity payable beginning at normal retirement date (each as provided under the terms of the Retirement Plan), the amount of the MIP Adjustment Supplement will be paid in the same form, adjusted in accordance with the actuarial assumptions used under the Retirement Plan to calculate actuarial equivalences or the reduction factors for early commencement, as applicable, with respect to the Participant's Retirement Pension.

          (e) In the event that a management employee eligible for the MIP Adjustment Supplement should be selected to participate in the SERP, no MIP Adjustment Supplement shall be paid to him and his supplemental deferred compensation benefits shall be paid exclusively from the SERP.

     2.   Early Retirement Supplement.

          (a) Subject to the following sentence and Section 3, (1) each employee eligible to participate, as of April 23, 1998, with respect to the Early Retirement Supplement under the Plan of Supplemental Retirement Benefits for the Management Committee and (2) each other management employee who is assigned, as of April 23, 1998 or thereafter, to the Global Profit Center or the U.S.



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Corporate Profit Center of the Company, in accordance with the procedures described in the MIP (a "Participant" or "Early Retirement Participant") shall be eligible to receive the Early Retirement Supplement in accordance with this
Section 2. Notwithstanding the foregoing, no employee shall be eligible for the Early Retirement Supplement if he is also eligible for the Final Average Compensation Pension described in Article V of the SERP, or similar successor provision.

          (b) The Company will pay a monthly Early Retirement Supplement to an Early Retirement Participant who retires from employment with the Company and all affiliates on or after age 55 but prior to his normal retirement date under the Retirement Plan ("Normal Retirement Date"), and who elects, under rules as may be prescribed by the Committee, to defer commencement of his monthly pension benefit under the Retirement Plan to the earlier of the first day of the thirty-sixth month following his retirement or his Normal Retirement Date (the "Deferred Commencement Date").

          (c) The amount of the monthly Early Retirement Supplement shall equal:

              (1) if the Early Retirement Participant is not eligible for the Restoration Pension described in Article IV of the SERP, or similar successor provision ("Restoration Pension"), the monthly pension amount to which he would be entitled under the Retirement Plan beginning on the Deferred Commencement Date; or

              (2) if the Early Retirement Participant is eligible for the Restoration Pension under the SERP, the sum of the monthly pension amounts to which he would be entitled under the Retirement Plan and the Restoration Pension beginning on the Deferred Commencement Date; if his pension or pensions as aforesaid were paid in the form of a single life annuity in accordance with the terms of the Retirement Plan.

          (d) Payment of the Early Retirement Supplement shall begin on the first day of the month coincident with or next following the Participant's early retirement and shall terminate on the day ("Termination Date") which is the earlier of the first day of the month preceding his Normal Retirement Date or the date of the thirty-sixth monthly payment of this Supplement. If the Participant dies before the Termination Date, payments shall cease, unless he is legally married on the date his Early Retirement


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Supplement began to be paid and he is survived by such spouse. In that event, such surviving spouse will receive monthly payments in the amount described in the following sentence, beginning as of the month following the month in which the Participant's death occurred and ending as of the first to occur of (i) the first day of the calendar month in which the spouse dies, or (ii) the Termination Date. The amount of the monthly payments to the surviving spouse shall be equal to the monthly amount that would be payable to her following the Participant's death if the Early Retirement Supplement were determined under subsection (c) based on the Participant's Retirement Pension and (if applicable) Restoration Pension payable in the form of a joint and 50%, 66 , 75% or 100% surviving spouse's annuity under the terms of the Retirement Plan, as elected by the Participant with respect to his benefit from the Retirement Plan (or if the Participant has made no such election, as a joint and 100% surviving spouse's annuity).

          (e) Notwithstanding the foregoing, if any Early Retirement Participant or his surviving spouse elects to have monthly benefit payments under the Retirement Plan begin before the Termination Date, all payments under the Early Retirement Supplement shall cease as of the first day of the month preceding the month in which such benefit payments begin.

     3.   Forfeiture of Benefit.

          (a) Notwithstanding any provision to the contrary herein, if a Participant who is receiving, or may be entitled to receive, the MIP Adjustment Supplement and/or the Early Retirement Supplement should, without the prior consent of the Compensation Committee or its delegate, (1) become an employee, officer or a director of a competitor of the Company, or (2) use or disclose Confidential Information (except as required in the performance of the Participant's duties with the Company), then payments thereafter payable hereunder to such Participant or such Participant's beneficiary will be forfeited and neither the Company nor the Plan will have any further obligation hereunder to such Participant or his beneficiary. The Compensation Committee (or its delegate) in its sole and absolute discretion shall determine if another entity or person is a "competitor" for purposes of this subsection, or


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if a Participant has used or disclosed Confidential Information which would cause the forfeiture of his benefit.

          (b) For purposes of the foregoing, "Confidential Information" means information which is not generally known to the public, which is used, developed, or obtained by the Company (or its affiliates) relating to its business and the businesses of its clients or customers including, without limitation: products or services; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses and reports; computer software including operating systems, applications and program listings; flow charts; manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the Company's existing and prospective clients and customers and their confidential information; existing and prospective client and customer lists and other data related thereto; billing and payment records; and all similar and related information in whatever form.

     4. Source of Funds. This Plan shall be unfunded, and payment of benefits hereunder shall be made from the general assets of the Company or The Glatfelter Pulp Wood Company, as applicable, who employs the Participant (the "Employing Company"). Any such asset which may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of the Employing Company and shall be subject to the claims of its general creditors. Each Participant entitled to benefits under this Plan shall be a general creditor of the Employing Company to the extent of the value of his benefit accrued hereunder, but he shall have no right, title, or interest in any specific asset that the Employing Company may set aside or designate as intended to be applied to the payment of benefits under this Plan.

     5. Amendment and Termination. The Company reserves the right to amend this Plan at any time and from time to time in any fashion, and to terminate it at will; provided, however, that no such amendment or termination shall, with respect to any Participant who has satisfied the eligibility



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requirements for the MIP Adjustment Supplement and/or Early Retirement
Supplement, as applicable, as of the date of such amendment or termination, reduce or eliminate such benefit to the extent accrued based on the Participant's compensation and/or service determined as of the date of amendment or termination, subject to the terms and conditions set forth herein.

     6. Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Management Participant or Early Retirement Participant, or any beneficiary thereof, shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Participant or beneficiary thereof. Neither the Participant nor his beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments which either of them may expect to receive, contingently or otherwise, under this Plan. In cases of marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, each employee agrees to hold the Company and his employing company, if different, harmless from any claim that may arise out of the Company's compliance with an order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

     7.   Administration.

          (a) This Plan shall be administered by the Committee, which shall be responsible for the construction and interpretation of the Plan and establishment of the rules and regulations governing Plan administration, under the policy guidance of the Company's Board of Directors.

          (b) In addition to the duties and powers described elsewhere hereunder, the Committee shall have the following specific duties and powers:

                 (1) to retain such consultants, accountants, attorneys and actuaries as may be deemed necessary or desirable to render statements, reports, and advice with respect to the Plan and to assist the Committee in complying with all applicable rules and regulations affecting the Plan; any consultants, accountants, attorneys and actuaries may be the same as those retained by the Company;



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                 (2) to decide all questions of eligibility for benefits under the Plan, to determine the amount, manner and time of payment of any benefits hereunder, to authorize the payment of benefits, and to resolve all questions or disputes regarding claims for benefits, including appeals under this Article.

                 (3) to delegate such duties and powers as the Committee shall determine from time to time to any person or persons. To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the Committee.

          All determinations made by the Committee pursuant to this Article shall be conclusive and binding on all parties entitled to or claiming benefits hereunder. The Committee shall have sole discretion in carrying out its responsibilities.

          The expenses incurred by the Committee in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be paid by the Company and shall not affect the Participants' right to or amount of benefits.

          (c) the Committee shall keep or cause to be kept records of all proceedings and actions, and shall maintain all such books of account, records, and other data as shall be necessary for the proper administrator of the Plan.

          (d) (1) If the Participant or the Participant's beneficiary (hereinafter referred to as the "Claimant") is denied all or a portion of any expected benefit under this Plan for any reason, he may file a claim with the Committee. The Committee shall notify the Claimant within ninety (90) days of receipt of the claim of allowance or denial of the claim, unless the claimant receives written notice from the Committee prior to the end of the 90-day period stating the special circumstances requiring an extension of time for decision and the date by which a final decision shall be made. If a decision is not provided within 90 days, the claim is deemed denied, and the Claimant may proceed to request a review of the claim as described in paragraph (2) below. The notice of a denial of benefits shall be in writing, sent by mail to Claimant's last known address, and shall contain the following information: the specific reasons


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for the denial; specific reference to pertinent provisions of the Plan on which the denial is based; if applicable, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary; and explanation of the review procedure.

          (2) A Claimant is entitled to request a review of any denial of his claim by the Committee. The request for review must be submitted to the Committee in writing within sixty days of mailing and notice of the denial. Absent a request for review within the sixty day period, the claim will be deemed to be conclusively denied.

          (3) The Claimant or his representative shall be entitled to review all pertinent documents and to submit issues and comments in writing. The Committee in its sole discretion may afford the Claimant a hearing. The Committee shall render a review decision in writing within sixty days after receipt of a request for a review, provided that, in special circumstances (such as to hold a hearing) the Committee may extend the time for decision by not more than sixty days upon written notice to the Claimant. The Claimant shall receive written notice of the Committee's decision, which shall contain specific reasons for the decision with reference to the pertinent provisions of the Plan.

          (4) The filing of litigation against the Company the Committee or any of its agents concerning the granting or denial of Plan benefits will be deemed a waiver of all rights under the Plan.

     7. No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company or any affiliate company.

          8. Applicable Law. This Plan shall be construed under the laws of the Commonwealth of Pennsylvania.



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          IN WITNESS WHEREOF, the P.H. Glatfelter Company has caused this Plan to be executed this 15th day of May, 1998.


ATTEST:                                      P.H. GLATFELTER COMPANY

/s/ Robert S. Wood                           By: /s/ Robert P. Newcomer
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[Corporate Seal]






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